                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                             (Amendment No._____)/1/



                           OSICOM TECHNOLOGIES, INC.
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                               (Name of Issuer)

                         Common Stock, $.30 par value
------------------------------------------------------------------------------
                          (Title of Class Securities)

                                  688271 40 2
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                                (CUSIP Number)

                               December 31, 1998
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            (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this schedule is filed:

        [X]    Rule 13d-1 (b)
        [_]    Rule 13d-1 (c)
        [_]    Rule 13d-1 (d)


     /1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 8 of the Securities
     Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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                                                               Page 2 of 5 Pages
CUSIP No:  688271 40 2   13G


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      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Heritage Capital Management, Inc.

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Statement of Maryland

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                          SOLE VOTING POWER
                     5
     NUMBER OF            552,737

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             552,737

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-

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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      552,737
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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      6.34%

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      TYPE OF REPORTING PERSON
12
      IA

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                                                               Page 3 of 5 Pages

Item 1.

     (a) Name of Issuer

                Osicom Technologies. Inc,

     (b) Address of Issuer's Principal Executive Offices

                2800 28/th/ Avenue
                Suite 100
                Santa Monica, CA 90405

Item 2.

     (a) Name of Person Filing

                Heritage Capital Management, Inc.

     (b) Address of Principal Business Office or, if none, Residence

                706 Giddings Avenue
                Suite 1C
                Annapolis, MD 21401

     (c) Citizenship

                State of Maryland

     (d) Title of Class of Securities

                Common Stock, par value $0.30 per share

     (e) CUSIP Number

                688271402

Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a) [_] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (b) [_]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [X]  An investment adviser in accordance with
              (S)240.13d-1(b)(1)(ii)(E);

     (f) [_]  An employee benefit plan or endowment fund in accordance with
              (S)240.13d-1(b)(1)(ii)(F);

     (g) [_]  A parent holding company or control person in accordance with
              (S)240.13d-1(b)(1)(ii)(G);

     (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j) [_]  Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).
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                                                               Page 4 of 5 Pages

Item 4. Ownership.

     (a)  Amount beneficially owned:

                552,737

     (b)  Percent of class:

                6.34%

     (c)  Number of shares as to which the person has:
          (i)   Sole power to vote or to direct the vote:                 552,737

          (ii)  Shared power to vote or to direct the vote:                 -0-

          (iii) Sole power to dispose or to direct the disposition of:    552,737

          (iv)  Shared power to dispose or to direct the disposition of:    -0-

Item 5. Ownership of Five Percent or Less of a Class.

           Not Applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person

           Not Applicable.

Item 9. Notice of Dissolution of Group

           Not Applicable.

                                                               Page 5 of 5 Pages

Item 10. Certification

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purposes or effect.



                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    February 4, 1999

                                    Heritage Capital Management, Inc.

                                     /s/  Keith R. Dunleavy
                                    ----------------------
                                    Keith R. Dunleavy
                                    President